Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2001 Stock Option, Deferred Stock and Restricted Stock Plan (as amended) of Impac Mortgage Holdings, Inc.  (the “Company”) of our report dated March 12, 2009 relating to our audit of the Company’s December 31, 2008 consolidated financial statements and our report dated March 12, 2009 relating to our audit of the Company’s internal control over financial reporting as of December 31, 2008, which appear in the Annual Report on Form 10-K of Impac Mortgage Holdings, Inc. for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 13, 2009.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California
September 2, 2009